Exhibit 10.12

CONTRACT OF EMPLOYMENT

THIS AGREEMENT is dated 1 December 2014

PARTIES

(1)	EVERBRIDGE EUROPE LIMITED (registered no. 08216417) whose office is at Thames Court, 1 Victoria Street, Windsor, UK SL4 1YB (the “Company”, “we” etc).

(2)	Nick Hawkins of The Cottage, North End, Newbury, Berkshire, RG20 0AY (“you”, “your” etc).

IT IS AGREED as follows:

1.	Definitions

1.1	In this agreement:

1.1.1	Confidential Information means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of the Company and/or any Group Company for the time being confidential to the Company and/or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company and/or any Group Company or any of its or their suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that you create, develop, receive or obtain in connection with your employment, whether or not such information (if in anything other than oral form) is marked confidential.

1.1.2	Group Company means any company which for the time being is a subsidiary or holding company (as those expressions are defined by Section 1159 & Schedule 6 Companies Act 2006) of the Company or any subsidiary of any such holding company and any company which is not a subsidiary of the Company but whose issued Equity Share Capital (as defined in Section 548 Companies Act 2006) is owned as to at least 20% by the Company or any subsidiary of the Company or any holding company of the Company (and “Group Companies” shall be construed accordingly).

1.1.3	Intellectual Property Rights means all patents, rights to Inventions, utility models, copyright and related rights, trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights, the right to sue for past infringement and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

1.1.4	Invention means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

1.1.5	Prospective Client means any person who had made enquiries about the Company’s or any Group Company’s goods or services and whose details had been recorded on any Group Company’s database at any time during the Relevant Period; and/or any firm, company or person to whom, at any time during the Relevant Period the Company or any Group Company had submitted a tender, taken part in a pitch or made a presentation or with whom or which it was otherwise negotiating for the supply of goods or services.

1.1.6	Prospective Supplier means any person who at any time during the Relevant Period had submitted a tender, taken part in a pitch or made a presentation or who or which was otherwise negotiating to supply goods or services to the Company or any Group Company.

1.1.7	Relevant Period means the period of 12 months prior to and ending on Termination.

1.1.8	Restricted Business means the business of providing integrated business continuity and communications encompassing mass and emergency notification, planning, mapping, alerting, staff safety and incident management and any other business (including proposed business) of the Company and/or any Group Company with which you were involved to a material extent at any time during the Relevant Period.

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1.1.9	Restricted Client means any person, firm, company or other entity who, at any time during the Relevant Period, was a client or Prospective Client of or in the habit of dealing with the Company or any Group Company; and with whom you (or anyone working under your supervision or control) had material contact at any time during the Relevant Period; or in relation to whom you had access to Confidential Information at any time during the Relevant Period.

Restricted Period means the duration of employment and for three (3) months immediately following Termination, reduced by any period that you spend on Garden Leave immediately prior to Termination.

1.1.10	Restricted Person means anyone employed or engaged by the Company or any Group Company at the level of Director or Manager or in a technical or sales position and in each case who could materially damage the interests of the Company and/or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you at any time during the Relevant Period in the course of your employment.

1.1.11	Staff Handbook means the Company’s or Group Company’s staff handbook as amended from time to time, a copy of which is available from HR.

1.1.12	Supplier means any person, firm, company or other entity who, at any time during the Relevant Period: (1) supplied goods or services (other than those of an administrative nature and utilities) to the Company or any Group Company; or (2) was a Prospective Supplier; and in either case with whom you (or anyone working under your supervision or control) had material contact at any time during the Relevant Period or in relation to whom you had access to Confidential Information at any time during the Relevant Period.

1.1.13	Termination means the termination of your employment with the Company however caused.

1.1.14	Works means all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software programs, inventions, ideas, discoveries, developments, improvements or innovations and all materials embodying them in whatever form, including but not limited to hard copy and electronic form, prepared by you in connection with your employment.

2.	Commencement of employment

2.1	Your employment with the Company is to commence as soon as practicable with every effort to start in January 2015 (the “Commencement Date”). Your period of continuous employment will be the same as your Commencement Date.

2.2	You represent and warrant that, by entering into this agreement or performing any of your obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you.

2.3	You warrant that you are entitled to work in the UK without any additional approvals and will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company.

2.4	Unless previously authorised in writing by a Director you shall not work for anyone else while you are employed by the Company.

2.5	Nothing in this Agreement shall require the Company to provide any work for you and you will continue to be bound by your duty of good faith in the absence of any such work.

2.6	You consent to any Group Company monitoring and recording any use that you make of any Group Company’s electronic communications systems for the purpose of ensuring that any Group Company’s rules are being complied with and for legitimate business purposes.

3.	Job title and duties

3.1	You are employed as Managing Director of EMEA and report to the Chief Executive Officer unless otherwise instructed. Your duties will include all work normally associated with your job title, together with such additional duties as we may require of you to fulfil that role and meet the needs of our business.

3.2	You may be required to undertake other duties from time to time as we may reasonably require.

3.3	All documents, manuals, hardware and software provided for your use by any Group Company, and any data or documents (including copies) produced, maintained or stored on any Group Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the relevant Group Company.

3.4	Any Group Company’s property in your possession and any original or copy documents obtained by you in the course of your employment shall be returned to the Company at any time on request and in any event prior to Termination.

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4.	Place of work

4.1	Your normal place of work is the Company’s office, currently Thames Court, 1 Victoria Street, Windsor, UK SL4 1YB or such other place as we may reasonably determine.

4.2	You agree to travel on the Company’s business (both within the United Kingdom and abroad) as may be required for the proper performance of your duties.

4.3	We do not anticipate requiring you to work outside the UK for more than one month at a time during the term of your employment.

5.	Salary and deductions

5.1	Your gross salary is £130,000 per year which shall accrue from day to day and be payable net of tax and national insurance contributions monthly in arrears on or around the last working day of each month directly in to your bank or building society account.

5.2	Your salary will be reviewed annually and may be increased from time to time at the Company’s discretion without affecting the other terms of your employment. There is no obligation to award an increase. There will be no review of the salary after notice has been given by either party to terminate your employment.

5.3	We shall be entitled to deduct from your salary or other payments due to you any money which you may owe to any Group Company at any time.

6.	Commission, incentive schemes and bonus/Variable Compensation

6.1	If you are entitled to commission, further details will be contained in a separate commission agreement (“Commission Agreement”). You agree that the terms, conditions and rules applicable to any Commission Agreement may be varied from time to time and you acknowledge that the terms are likely to vary from year to year or period to period or event to event. You will have no entitlement to receive commission unless a Commission Agreement for the relevant period or event has been agreed and signed by both parties and you agree that your entitlement to commission in relation to one year or period or event does not mean that you are entitled to commission in respect of any subsequent year or period or event (unless a Commission Agreement has been completed for that subsequent year or period or event).

6.2	The Company may in its absolute discretion pay you a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine from time to time.

6.3	Your target annual cash incentive bonus/variable compensation (“Variable Compensation”) in 2015, will be contingent upon the successful performance of all job duties and responsibilities is £130,000. Your Variable Compensation will be payable on a quarterly basis, in arrears as follows (and as modified between you and the Chief Executive Officer):

6.3.1	80% based on achievement of a threshold of 75% against 2015 EMEA Bookings Target and 80% based on achievement of a threshold of 80% against subsequent calendar years EMEA Bookings Target, and

6.3.2	20% on MBOs in accordance with the Everbridge Management Incentive Plan, tied to the corporate plan and performance.

6.4	Any bonus payment to you shall be purely discretionary and shall not form part of your contractual remuneration under this agreement. If the Company makes a bonus payment to you in respect of a particular period or event, it shall not be obliged to make subsequent bonus payments in respect of subsequent periods or events.

6.5	From time to time, the Company may introduce and operate discretionary (non-contractual) Sales Incentive Schemes. Payments from any schemes that are introduced will be based on the Company achieving its targeted profits and you achieving any personal targets or objectives as set by the Company. Incentive Schemes are subject to change or withdrawal by the Company without notice or compensation. In order to receive a payment under any Sales Incentive Scheme, you must be employed by the Company and not have tendered your resignation on the date on which the payments are due to be made. Full details of any schemes introduced or in operation will be issued to you separately.

6.6	The Company may alter the terms of any commission or bonus targets or withdraw them altogether at any time without prior notice.

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6.7	Notwithstanding clauses 6.1 and 6.2, you shall be entitled to the pro-rata portion of any commission or any bonus you are eligible to receive based on the period of time worked.

6.8	Notwithstanding clause 6.2, you shall in any event have no right to a bonus or a time-apportioned bonus if your employment voluntarily terminates prior to the date when a bonus might otherwise have been payable. If you are under notice of termination by the Company at or prior to the date when a bonus might otherwise have been payable, you will be entitled to the pro-rata portion.

6.9	Any commission and bonus payments shall not be pensionable.

7.	Car Allowance

7.1	You will be eligible to receive a car allowance. The car allowance will cover any expenses incurred when traveling for business, inclusive of mileage and other operation expenses when utilising your personal automobile. An allowance in the amount of £450 per month will be paid pro rata on a monthly basis, in arrears.

8.	Expenses

8.1	You shall be reimbursed promptly all reasonable expenses properly incurred in the discharge of your duties in accordance with this agreement and subject to any other instructions or regulations contained in the Staff Handbook or otherwise issued by the Company from time to time.

8.2	If required to drive for the better performance of your duties you agree to:

8.2.1	Immediately inform the Company if you are disqualified from driving;

8.2.2	at your own expense, maintain your car in a roadworthy condition with current road tax and MOT certificate if appropriate;

8.2.3	at your own expense, insure your car for business use.

9.	Options

9.1	You will be granted 400,000 option shares (pending approval of the Board of Directors at the next scheduled Board of Directors meeting) pursuant to an Option Agreement as defined in the Company’s 2008 Equity Incentive Plan (the “Option Plan”). Your options will vest over a four-year period according to the standard vesting schedule of the Option Plan.

9.2	In the event of a Change of Control (as defined in the Plan) the vesting of these options shall accelerate automatically for 25% of your unvested (effective as of immediately prior to the consummation of the Change of Control) options under this grant, subject to the company’s standard Change of Control language for its senior executives. Specifically, the Change of Control is applicable to all shares included in this offer. Options will not accelerate upon Change of Control if the acquirer or successor (or parent thereof) assumes it or the options are replaced by other incentives of comparable value under a new incentive program. If it is assumed, then vesting will continue, but the option will again accelerate in full if the optionee is terminated for reasons other than misconduct within twelve months of Change of Control.

10.	Cell Phone Allowance

10.1	You will be eligible to receive a cell phone allowance following the Company’s cell phone stipend program. An allowance in the amount of £150 per month will be paid pro rata on a quarterly basis, in arrears. You will be reimbursed for any international business related phone calls pursuant to the Company expense policy.

11.	Driving Offences

11.1	The Company does not accept any liability for any driving or parking offences that you may commit whilst driving a company vehicle and will not pay any fines that you may incur.

12.	Hours of work and rules

12.1	Your normal hours of work are between 9:00 am and 5:30 pm Monday to Friday inclusive with an unpaid lunch break of one hour. You may be required to work such additional hours as may be necessary for the proper performance of your duties without extra remuneration.

12.2	You agree that the limit on your working hours imposed by the Working Time Regulations 1998 will not apply to your employment with the Company and that your average working time may therefore exceed 48 hours in any seven-day period. You may terminate your agreement to opt out of the maximum weekly working time by giving three months’ written notice to the Company of that fact at any time. Unless the “opt out” is terminated in this way, it shall remain in force until your employment with us ends.

12.3	You are required at all times to comply with our rules, policies and procedures in force from time to time including those contained in the Staff Handbook.

13.	Holidays

13.1	The Company’s holiday year runs between 1 January and 31 December (“Holiday Year”).

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13.2	You are entitled to 25 days’ holiday during each Holiday Year. In addition you are entitled to take the usual bank/public holidays in England and Wales or a day in lieu where we require you to work on a bank/public holiday. All entitlement is pro rata for part time staff. You will be paid your normal salary during such holidays. If your employment commences or terminates part way through the Holiday Year, your holiday entitlement during that year of employment shall be calculated on a pro-rata basis.

13.3	The Company operates a system that you must follow for obtaining prior approval for holiday plans. Details of that system and of any changes to it from time to time will be made known to you. The Company will try to co-operate with your holiday plans wherever possible subject to the requirements of the Company. However, you must not book holidays until your request has been formally authorised in writing by your manager. Normally no more than two weeks leave can be taken at any one time.

13.4	You may not normally carry any leave forward and you must use all of your holiday entitlement by the last day of each holiday year. Unless there are exceptional circumstances as authorized with the prior written consent of HR, you may not carry your holiday entitlement forward into the next holiday year. Holiday entitlement not used by the correct date will usually be lost and under no circumstances will payment be made for holiday entitlement that is lost through not being exercised by the correct date except as provided in clause 13.6.

13.5	During any continuous period of sickness absence of one month or more you shall only accrue statutory holiday under the Working Time Regulations 1998 and not contractual holiday (as set out in clause 13.2).

13.6	On Termination you shall be entitled to be paid in lieu of accrued but untaken holiday save that, where such termination is pursuant to clause 15.3 or follows your resignation in breach of clause 15.2, such accrued but untaken holiday shall be based on your minimum holiday entitlement under the Working Time Regulations 1998 only and not on your entitlement under clause 13.2. For these purposes any paid holiday that you have taken (including any paid holiday on public holidays) shall be deemed first to be statutory paid holiday. If you have taken more holiday than your accrued entitlement at the date of termination of your employment, we shall be entitled to deduct the appropriate amount from any payments due to you. The amount of the payment in lieu or deduction shall be calculated on the basis that each day of paid holiday is equal to 1/260 of your salary.

13.7	We may require you to take any outstanding holiday entitlement during your notice period.

14.	Sickness absence

14.1	If you are absent from work for any reason, you must notify your manager of the reason for and likely duration of your absence as soon as possible but no later than 9 am on the first day of absence. Any change in the estimated period of absence must be notified as soon as possible.

14.2	In all cases of absence lasting up to seven calendar days a self-certification form, which is available from the Company, must be completed on your return to work and supplied to your manager. For any period of incapacity due to sickness or injury which lasts for more than seven consecutive days, a doctor’s certificate (“Fit Note”) stating the reason for absence must be obtained at your own cost and supplied to your manager. Further Fit Notes must be obtained if the absence continues for longer than the period of the original certificate.

14.3	Subject to compliance with the Company’s sickness absence procedures above, you shall be entitled to statutory sick pay (“SSP”) for any periods of sickness absence. The Company may, at its sole discretion, continue to pay your basic salary (which shall be inclusive of any entitlement to SSP) for whatever period of absence it considers appropriate (“Company Sick Pay”). The continuance or not of any benefits during any period of sickness absence is also at the Company’s sole and absolute discretion. For the avoidance of doubt, payment of Company Sick Pay and/or the provision of any benefits to you (or any other employee) in relation to one or more instances of sickness absence or in relation to one or more particular types of illness or injury shall not entitle you to Company Sick Pay or any benefits in respect of any subsequent sickness absence or in relation to any similar or dissimilar illness or injury. Your qualifying days for SSP purposes are your normal days of work.

14.4	In the event that a Fit Note results in you and the Company agreeing that:

14.4.1	you can undertake some, but not all of your duties; and/or

14.4.2	you can work for some but not all of your usual working time; and/or

14.4.3	some other change be made to the terms of your employment;

any such change shall only be for a reasonable period in the circumstances. Further, any such change may result in a reduction in your salary and/or other benefits.

14.5	In the event that you refuse to return to work in accordance with the Company’s reasonable interpretation of a Fit Note, neither Company Sick Pay nor SSP will be payable (unless the Company exercises its discretion to the contrary) for any such period of absence and you may be subject to the Company’s disciplinary procedures.

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14.6	In the event that you are injured or become ill before or during any period of holiday absence, should you seek to claim sick pay instead of holiday pay, you shall only be entitled to receive SSP.

14.7	You agree to consent to medical examinations (at our expense) by doctor(s) nominated by the Company should the Company so require at any time during your employment. You agree that any report produced in connection with any such examination may be disclosed to any Group Company and the Company may discuss the contents of the report with the relevant doctor.

14.8	Without prejudice to clause 14.3, the Company reserves the right to terminate your employment in accord with clause 15.

15.	Termination and notice period

15.1	Subject to clause 15.3 below, the prior written notice required from the Company to terminate your employment shall be as follows:

15.1.1	Six (6) months.

15.2	Subject to clause 15.3 below, the prior written notice required from you to terminate your employment shall be:

15.2.1	Six (6) months.

15.3	We shall be entitled to dismiss you at any time without notice or payment in lieu of notice if you commit any serious or repeated breach or non-observance of any of the provisions of this agreement or refuse or neglect to comply with any reasonable and lawful directions of the Company in your obligations as an employee, or if you cease to be entitled to work in the United Kingdom.

15.4	The Company reserves the right to pay your basic salary in lieu of all or any notice (whether such notice is given by the Company or you). If the Company elects to pay you in lieu, you shall not be entitled to any other payments or benefits (including accrued holiday entitlement but notwithstanding any outstanding bonus payments) in respect of the period of notice paid in lieu.

15.5	Following service of notice by either party, or if you purport to terminate your employment in breach of contract, the Company may by written notice require you not to perform any services (or to perform only specified services) for the Company until the termination of your employment or until a specified date or until otherwise notified (“Garden Leave”).

15.6	During any period of Garden Leave the Company shall:

15.6.1	be under no obligation to provide any work to or vest any powers in you;

15.6.2	be entitled to require you to take any accrued but unused holiday entitlement.

15.7	During any period of Garden Leave you shall:

15.7.1	continue to receive your salary and all contractual benefits (other than bonus or commission) in the usual way and subject to the terms of any benefit arrangement;

15.7.2	remain an employee of the Company and bound by the terms of this agreement including your duty of good faith, but have no right to perform any services for the Company;

15.7.3	not, without the prior written consent of a Director, attend your place of work or any other premises of any Group Company;

15.7.4	not, without the prior written consent of a Director, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company;

15.7.5	on request, comply with the provisions of clause 16 at any time during the period of Garden Leave, save that you will either be permitted to retain possession of any item of Company property which has a legitimate private use (e.g. a Company car for which reasonable private use was allowed), or you will be provided with an alternative benefit (e.g. a car allowance instead of a Company car); and

15.7.6	(except during any periods taken as holiday in the usual way) ensure that a Director knows where you will be and how you can be contacted during each working day and you shall comply with any written requests to contact a specified employee of the Company at specified intervals.

15.8	The Company does not have a normal retirement age, although you may give notice (as per clause 15.2) of retirement at any time.

16.	Obligations on Termination or otherwise on request

16.1	On Termination (howsoever arising) or at any other time on request you shall:

16.1.1	Immediately deliver to the Company all property belonging to any Group Company, including any laptop etc computer and mobile phone together with all documents, books,

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materials, records, keys, correspondence, credit cards, security cards, papers, and any other property belonging to any Group Company in your possession or control, and information (on whatever media and wherever located and including usernames and passwords related thereto) relating to the business or affairs of the Company or any Group Company (together with any copies of the same);

16.1.2	(after first ensuring that the relevant Group Company also has such information) irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all other matter derived from sources which is in your possession or control outside any Group Company’s premises;

16.1.3	immediately provide the Company with any usernames and passwords to any Group Company’s social media accounts to which you have access (including LinkedIn and the like) and (immediately following Termination) amend your current status on such media to confirm that you are no longer employed by any Group Company; and

16.1.4	provide a signed statement that you have complied fully with your obligations under this clause 16.

17.	Disciplinary and grievance procedures

17.1	Your attention is drawn to the Disciplinary & Capability and Grievance Policies applicable to your employment with us, which are contained in the Staff Handbook. These procedures are not contractually binding and do not form part of your contract of employment.

17.2	If you wish to appeal against a disciplinary decision you may apply in writing to HR and if you wish to raise a grievance, you may apply in writing to your manager or HR, both in accordance with our Disciplinary & Capability and Grievance Policies.

17.3	We reserve the right to suspend you with pay in order to investigate any disciplinary allegation against you.

18.	Smoking

18.1	The Company has a strict no smoking policy throughout buildings.

19.	Security

19.1	Your appointment requires your consent to the Company checking, recording and reviewing telephone calls, computer files, CCTV recordings, records and e-mails and any other compliance, security or risk analysis checks the Company considers reasonably necessary in relation to work assets.

19.2	You are responsible for the integrity and security of all work-related data, materials and equipment in your charge and for taking all the necessary anti-virus measures and strictly following the Company’s IT Procedures. Failure to do so may result in disciplinary action being taken.

20.	Right of Search

20.1	The Company may search individuals and their bags and cars if it has reasonable grounds to believe Company goods are missing or have reason to believe drugs or alcohol are in your possession. By signing this contract you are giving your consent.

21.	Equal Opportunities

21.1	It is the Company’s policy to provide employment, training, promotion, pay, benefits and other conditions of employment without regard to race, colour, ethnic origin, nationality, national origin, religion or belief, sex, sexual orientation, gender reassignment, marital status, age and/or disability unrelated to an individual’s ability to perform essential job functions. It is also the Company’s policy to conform to all employment standards required by law.

22.	Pensions

22.1	The Company will match up to 5% into your personal pension scheme.

23.	Private Medical Insurance (PMI)

23.1	The Company will offer a PMI scheme as an employee benefit for employees, their spouses and dependent children. Please note that this benefit is provided subject to the rules of the Insurer and may be withdrawn or amended at the absolute discretion of the Company.

24.	Life Assurance

24.1	As soon as practicable following your Commencement Date, the Company will offer you Life Assurance to cover 4x your base salary. Please note that this benefit is provided subject to the rules of the Insurer and may be withdrawn or amended at the absolute discretion of the Company. The limit is normal retirement age — 65.

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25.	Group Income Protection

25.1	As soon as practicable following your Commencement Date, the Company will offer you membership of the Company’s Group Income Protection Plan. Please note that this benefit is provided subject to the rules of the Insurer and may be withdrawn or amended at the absolute discretion of the Company.

26.	Health and Safety

26.1	The Company recognises and accepts their responsibilities to provide a safe and healthy environment for staff. As an employee you have a duty to take reasonable care of yourself and others who may be affected by your acts whilst at work.

27.	Collective agreement

27.1	There are no collective agreements which directly affect your employment.

28.	Confidential information

28.1	You shall not (except in the proper course of your duties), either during your employment or at any time after Termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

28.1.1	any use or disclosure authorised by the Company or required by law;

28.1.2	any information which is already in, or comes into, the public domain other than through your unauthorised disclosure; or

28.1.3	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

29.	Intellectual Property

29.1	You shall give the Company full written details of all Inventions and of all Works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment (and at any time since the commencement of your period of continuous employment) which relate to, or are reasonably capable of being used in, the business of any Group Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and Works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, you hold them on trust for the Company. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 29.1.

29.2	You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 29.1.

29.3	You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the benefit of this clause 29 and acknowledge in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 29 shall be conclusive evidence that such is the case.

30.	Post Termination restrictions

30.1	In order to protect the confidential information, trade secrets and business connections of the Company and each Group Company to which you have access as a result of your employment, you covenant with the Company (for itself and as trustee and agent for each Group Company) that you shall not, without the prior written consent of the Company (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate business interests of the Company and each Group Company) at any time within the Restricted Period:

30.1.1	be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

30.1.2	in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or

30.1.3	in relation to any Restricted Business, either on your own account or on behalf of any business deal with a Supplier; or

30.1.4	solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Client with a view to providing goods or services to that Restricted Client in competition with any Restricted Business; or

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30.1.5	be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Client in the course of any business concern which is in competition with any Restricted Business; or

30.1.6	at any time after Termination, represent yourself as connected with the Company or any Group Company in any Capacity.

30.2	None of the restrictions in clause 30.1 shall prevent you from:

30.2.1	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

30.2.2	being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent at any time in the Relevant Period; or

30.2.3	being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business.

30.3	The restrictions imposed by this clause 30 apply to you acting:

30.3.1	directly or indirectly; and

30.3.2	on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

30.4	If you receive an offer to be involved in a business concern in any Capacity during your employment, or prior to expiry of the Restricted Period, you shall give the person making the offer a copy of this clause 30 and shall tell the Company the identity of that person as soon as possible after accepting the offer.

30.5	Without prejudice to any claim for damages or any other remedy which may be available to the Company, the parties agree that the Company shall be entitled to seek injunctive or other equitable relief in relation to any breach of clause 30.1, it being acknowledged that an award of damages might not be an adequate remedy in the event of such a breach.

30.6	Each of the restrictions in this clause 30 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

30.7	You will, at the request and expense of the Company, enter into a separate agreement with any Group Company, in which agreement you agree to be bound by restrictions corresponding to those restrictions in this clause 30 (or such of those restrictions as may be appropriate) in relation to that Group Company.

31.	Data protection

31.1	You confirm you have read and understood the Company’s data protection policy, a copy of which is contained in the Staff Handbook. The Company may change its data protection policy at any time and will notify employees in writing of any changes.

31.2	You consent to us holding and processing, both electronically and manually, the data (including sensitive personal data, such as medical details) that we collect about you, in the course of your working relationship with us, for the purposes of the administration and management of our staff and our business and for compliance with applicable laws, procedures and regulations and to the transfer, storage and processing by us (and by any Group Companies and service providers) of such data outside the European Economic Area.

31.3	You agree to act in accordance with our obligations to other members of staff and third parties in relation to the processing of data, including sensitive personal data, as defined in the Data Protection Act 1998.

32.	Entire agreement and previous contracts

32.1	This agreement (and any documents referred to in it) constitutes the entire agreement between the parties. All other representations, arrangements, understandings and agreements, whether written or oral (if any), of or for service between you and the Company (and any Group Company) are hereby abrogated and superseded.

32.2	Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

33.	Changes to your terms of employment

33.1	We reserve the right to make reasonable changes to any of your terms of employment. You will be notified in writing of any change as soon as possible and in any event within one month of the change.

34.	Third party rights

34.1	The Contracts (Rights of Third Parties) Act 1999 shall only apply to this agreement in relation to any Group Company. No person other than you, the Company and any Group Company shall have any rights under this agreement and this agreement shall not be enforceable by any person other than you, the Company and any Group Company.

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35.	Choice of Law

35.1	This agreement shall be governed by and construed in accordance with English law and each party submits to the non-exclusive jurisdiction of the UK courts and tribunals.

SIGNED by Jaime Ellertson, Chairman & Chief Executive Officer for and on behalf of the Company

/s/ Jaime Ellertson

Date	12-17-2014

SIGNED by Nick Hawkins

/s/ Nick Hawkins

Date	17-12-2014

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